EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Abiomed receives FDA 510(k) Clearance for Impella® 5.0 and Impella® LD

•	Abiomed Will Host Brief 30-Minute Conference Call on April 23, 2009 at 8:30 a.m. ET

DANVERS, Mass. — April 22, 2009 — Abiomed, Inc. (NASDAQ: ABMD), a leading provider of break-through heart support technologies enabling safer revascularization, heart recovery and cost-effective patient care, today announced it has received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for its Impella® 5.0 and Impella® LD Circulatory Support Devices. This 510(k) clearance designates Impella 5.0 and Impella LD to provide circulatory support for periods of up to six hours.

Similar to the Impella 2.5, which received 510(k) clearance on June 2, 2008 for partial circulatory support for periods of up to six hours, the Impella 5.0 and Impella LD devices are minimally invasive catheter-based pumps, designed to provide temporary circulatory support and reduce the workload of the heart muscle. The pump is approximately the size of a pencil with a small nine French catheter, which drives up to five liters of blood flow per minute, a flow rate typically adequate to fully support the average adult.

“Formerly, only patients with a grave prognosis received aggressive circulatory support due to the invasiveness and potential complications associated with conventional surgery devices,” said Anson Cheung, M.D., Surgical Director of Heart Transplantation at St. Paul’s Hospital in Vancouver, British Columbia. “The availability of the Impella 5.0 and Impella LD has reduced our threshold to implanting patients with a temporary circulatory support device and offers a potential benefit to reduce the likelihood of escalating therapy, such as implantable devices or heart transplantation. We have already seen patient success from Impella 5.0 and LD in providing the therapeutic benefit of ventricular unloading, which helps to interrupt the progression of heart muscle damage and potentially repair reversible damage.”

The Impella 5.0 further enhances Abiomed’s heart recovery portfolio, providing cardiologists and surgeons with the clinical flexibility to select and deploy circulatory support devices for patients based on the severity of cardiac dysfunction, the amount of flow needed while addressing the dysfunction, and the preferred implant approach. In application, Impella is intended to increase the flow delivered by the heart, which can potentially reduce the work of the heart and augment coronary flow.

“Now, both cardiologists and surgeons can use the minimally invasive Impella 5.0 and Impella LD devices for critical patients whose conditions require high-flow circulatory support,” said Michael R. Minogue, Chairman, President and Chief Executive Officer of Abiomed. “This FDA clearance represents Abiomed’s ability to create new heart support technologies and execute on the regulatory path. This is the eighth FDA regulatory clearance or approval in the past four years.”

The Company will hold a brief 30-minute conference call at 8:30 a.m. ET on April 23, 2009 to discuss the clearance of the Impella 5.0 and Impella LD circulatory support devices. Michael R. Minogue, Chairman, President and Chief Executive Officer of Abiomed, will host the conference call.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial 800.599.9816; the international number is 617.847.8705. The access code is 54282866. A replay of this conference call will be available beginning at 11:30 a.m. ET on April 23, 2009 through April 27, 2009. The replay phone number is 888.286.8010; the international number is 617.801.6888. The replay access code is 16166003.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, and future opportunities and expected regulatory approvals. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and most recently filed Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

For further information please contact:

Aimee Maillett

Public Relations Specialist

978-646-1553

ir@abiomed.com